UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2023

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54554	45-1226465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

701 Wild Rose Lane
Elk City, Idaho 83525
(Address of Principal Executive Offices and Zip Code)

(760) 295-7208
(Issuer’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events – Letter to Shareholders and Interested Parties.

To All Shareholders and Interested Parties,

On or about March 21, 2023, the Board of Directors of Therapeutic Solutions International, Inc. (“TSOI”), by unanimous approval, and with the unanimous approval of the Preferred A Stock holders representing at least 51% of all shareholders with the right to vote, pursuant to Nevada Revised Statutes Section NRS 78.215, has approved a one-time dividend, to be awarded to stockholders of TSOI in subsidiary Campbell Neurosciences, Inc., a Delaware corporation (“CNSI”). To receive the dividend by future election you must hold TSOI common at the market close of April 7, 2023. The dividend rate of conversion shall be for every share of TSOI common you will receive 0.0034 shares of CNSI.

TSOI, which owns 15,660,000 (31%) of the shares of CNSI common stock, would like to issue a dividend consisting of 10,000,000 shares of its holdings in CNSI to TSOI shareholders at a ratio of 0.00365 shares of CNSI stock for each one (1) share owned in TSOI stock as of April 7, 2023 (“Dividend Offer”) on April 8, 2023 (“Dividend Offer Date”). The Dividend Offer will remain open for Ninety (90) days from the Dividend Offer Date.

A letter will be mailed to every shareholder of record details of how to accept the Dividend Offer and a fully pre-paid return acceptance letter containing the necessary information for issuance. In addition, a Shareholder’s Rights Agreement will be enclosed, an executed copy to be returned with acceptance.

Required forms and documents shall be filed with FINRA describing the identity of the parties and the Dividend Offer timely.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

(99.1) TSOI Board Minutes

(99.2) CNSI Board Minutes

(99.3) TSOI_Div Offer Ltr and Accept form_final

(99.4) Shareholder_Rights_Agt Form-Campbell Dividend Offer_final

104  Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2023

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Timothy Dixon	By:	/s/ Thomas Ichim
	Timothy Dixon		Thomas Ichim
	Chief Executive Officer, Director		Director